SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☐ Soliciting material pursuant to Rule 14a-12
CREDIT ACCEPTANCE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
MATTERS TO COME BEFORE THE MEETING
SUMMARY COMPENSATION TABLE
OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
2009 OPTION EXERCISES AND STOCK VESTED
2009 NONQUALIFIED DEFERRED COMPENSATION TABLE
2009 DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND TRANSACTIONS
INDEPENDENT ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS MATTERS
SHAREHOLDER PROPOSALS AND NOMINEES FOR 2011 ANNUAL MEETING

Credit Acceptance Corporation
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held May 18, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Credit Acceptance Corporation, a Michigan corporation, will be held at its principal executive offices, 25505 West Twelve Mile Road, Southfield, Michigan 48034, on Tuesday, May 18, 2010, at 8:00 a.m., local time, for the following purposes:

(a)	to elect five directors to serve until the 2011 Annual Meeting of Shareholders;

(b)	to ratify the selection of Grant Thornton LLP as Credit Acceptance Corporation’s independent registered public accounting firm for 2010; and

(c)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record on March 23, 2010 will be entitled to notice of and to vote at this meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, please cast your vote. On April 8, 2010, Credit Acceptance Corporation mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2010 proxy statement and 2009 annual report and vote online. You may also request a paper proxy statement and proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs. The Proxy is revocable and will not affect your right to vote in person if you are a shareholder of record and attend the meeting.

By Order of the Board of Directors,
Charles A. Pearce
Chief Legal Officer and Corporate Secretary

Southfield, Michigan
April 8, 2010

Credit Acceptance Corporation

PROXY STATEMENT

Annual Meeting of Shareholders to be held May 18, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Credit Acceptance Corporation, a Michigan corporation (the “Company”, “Credit Acceptance”, “we”, “our”, or “us”), to be used at the Annual Meeting of Shareholders of Credit Acceptance to be held on Tuesday, May 18, 2010, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. This Proxy Statement and the enclosed form of Proxy were first sent or given to security holders on or about April 8, 2010.

Only shareholders of record at the close of business on March 23, 2010 (the “Record Date”) will be entitled to vote at the meeting or any adjournment or postponement thereof. Each holder of the 31,012,513 issued and outstanding shares of our common stock (the “Common Stock”) on the Record Date is entitled to one vote per share. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are now furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

A proxy may be revoked at any time before it is exercised by giving a written notice to our Corporate Secretary bearing a later date than the proxy, by submitting a later-dated proxy or, if you are a shareholder of record or hold legal authority from a shareholder of record, by voting the shares represented by the proxy in person at the Annual Meeting. Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made. If no specifications are made on a duly executed, timely delivered proxy, such shares will be voted FOR the election of directors named in this Proxy Statement and FOR ratifying the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for 2010. The Board does not intend to present any other matters at the Annual Meeting. However, should any other matters properly come before the Annual Meeting, it is the intention of such proxy holders to vote the proxy in accordance with their best judgment to the extent permitted by law.

Directors are elected by a plurality of the votes cast at the Annual Meeting. The ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2010 requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon.

If you withhold your vote with respect to the election of the directors or abstain with respect to the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2010, your shares will be counted for purposes of determining a quorum. Withheld votes and abstentions will be excluded entirely from the vote on the election of directors and the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2010, respectively, and will therefore have no effect on the election and the ratification, as applicable.

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. “Broker non-votes” occur when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary power to vote on that matter. The ratification of independent registered public accountants is considered a routine matter, and therefore your bank or broker will have discretionary authority to vote your shares held in street name on this proposal. The election of directors is not considered a routine matter, and therefore your bank or broker will not have discretionary authority to vote your shares held in street name on that proposal.

The expenses of soliciting proxies will be paid by Credit Acceptance. In addition to solicitation by mail, our officers and employees, who will receive no extra compensation therefore, may solicit proxies personally or by telephone. We will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy materials to shareholders.

COMMON STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 23, 2010 concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table, by all directors and executive officers as a group, and by all other beneficial owners of more than 5% of the outstanding shares of Common Stock. The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 23, 2010 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.

	Number
	of Shares		Percent of
	Beneficially Owned		Outstanding Shares

Donald A. Foss	19,523,269(a	)	63.0%
Brett A. Roberts	686,542(b	)	2.2%
Steven M. Jones	39,960(b	)	*
Kenneth S. Booth	21,719(b	)	*
Michael P. Miotto	9,310(b	)	*
Glenda J. Chamberlain	104,000(b	)	*
Thomas N. Tryforos	499,267(c	)	1.6%
Scott J. Vassalluzzo	4,264,106(d	)	13.7%
All Directors and Executive Officers as a Group (11 persons)	25,330,487(e	)	80.0%
Thomas W. Smith	5,104,644(d	)	16.5%
Steven M. Fischer	3,857,351(d	)	12.4%
Allan V. Apple	2,006,840(a	)	6.5%
Idoya Partners L.P.	1,943,403(d	)	6.3%
Prescott Associates L.P.	1,830,101(d	)	5.9%

*	Less than 1%.

(a)	Shares beneficially owned by Messrs. Foss and Apple consist of the following:

	Sole Voting		Shared Voting
	and Dispositive		and Dispositive
	Power		Power		Other		Total

Donald A. Foss	6,672,734		83,166	(iv)	2,000,000	(v)	8,755,900
	1,055,597	(i)	—		—		1,055,597
	6,287,707	(ii)	—		—		6,287,707
	3,424,065	(iii)	—		—		3,424,065

	17,440,103		83,166		2,000,000		19,523,269

Allan V. Apple	6,840		—		—		6,840
	2,000,000	(v)	—		—		2,000,000

	2,006,840		—		—		2,006,840

(i)	Shares held as collateral in a loan facility at Comerica Bank.

(ii)	Shares owned by Karol A. Foss, as the Trustee of the Karol A. Foss Revocable Trust Under Agreement dated January 16, 1981, as amended and restated on January 26, 1984, June 28, 1990, December 10, 1997 and April 1, 2005, is the record owner of these shares. Mr. Foss has sole voting power and dispositive power of such shares pursuant to an agreement dated December 6, 2001 which expires December 6, 2013.

(iii)	Shares owned by Jill Foss Watson, as the Trustee of the Jill Foss Watson Trust Under Agreement dated March 28, 2007, is the record owner of these shares. Mr. Foss has sole voting power and dispositive power.

(iv)	Shares are owned by a limited liability company in which Mr. Foss has a 20% interest.

(v)	Shares are held by The Donald A. Foss 2009 Annuity Trust dated September 3, 2009, Mr. Apple as the Trustee, for the benefit of Mr. Foss as annuitant and his minor child as remainderman. Mr. Foss does not have any voting power or dispositive power.

The business address of Messrs. Foss and Apple is 25505 West Twelve Mile Road, Southfield, Michigan 48034.

(b)	Includes shares which the individual has the right to acquire upon exercise of employee or director stock options and the lapse of time-based restrictions on restricted stock as follows:

		Time
		Based
	Stock	Restricted
	Options	Stock

Brett A. Roberts	452,469	—
Steven M. Jones	—	18,662
Kenneth S. Booth	7,805	4,342
Michael P. Miotto	—	6,669
Glenda J. Chamberlain	100,000	—
All Directors and Executive Officers as a Group (11 persons)	660,274	36,437

(c)	Mr. Tryforos shares power to dispose of 28,467 shares owned by others but has no voting rights with regard to those shares.

(d)	Messrs. Vassalluzzo, Smith, and Fischer are each a general partner in Idoya Partners L.P. and Prescott Associates L.P., both New York limited partnerships. Idoya Partners L.P. and Prescott Associates L.P. have the sole power to vote or direct the vote and dispose of or to direct the disposition of 1,943,403 shares and 1,830,101 shares, respectively. These amounts are included in the table below as shares beneficially owned by Messrs. Vassalluzzo, Smith, and Fischer, as they have shared voting and dispositive power. A reconciliation of the number of shares beneficially owned by Messrs. Vassalluzzo, Smith, and Fischer, based on information obtained directly from these individuals as of March 23, 2010, follows:

	Shared Voting	Sole Voting and	Shared Voting and
	and Dispositive	Dispositive	Sole Dispositive
	Power	Power	Power	Total

Scott J. Vassalluzzo	4,057,351	55,000	151,755	4,264,106
Thomas W. Smith	4,057,351	869,246	178,047	5,104,644
Steven M. Fischer	3,857,351	—	—	3,857,351

The business address of Idoya Partners L.P., Prescott Associates L.P., and Messrs. Vassalluzzo, Smith, and Fischer is 323 Railroad Avenue, Greenwich, Connecticut 06830.

(e)	Includes shares referenced in (a), (b), and (c), above. Additionally, includes shares referenced in (d) related to Mr. Vassalluzzo, above.

MATTERS TO COME BEFORE THE MEETING

ELECTION OF DIRECTORS

Description of Nominees

Five directors, constituting the entire Board, are to be elected at the Annual Meeting. Each director holds office until the next annual meeting of shareholders and until his or her successor has been elected and qualified. The nominees named below have been selected by the Board. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select. Each of the nominees is currently a director of Credit Acceptance.

The following sets forth information as to each nominee for election at the Annual Meeting, including their age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies, membership on committees of the Board and period of service as a director of Credit Acceptance. The Board recommends a vote FOR each of the nominees for election. Executed proxies will be voted FOR the election of director nominees unless shareholders specify otherwise in their proxies. The election of directors requires a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected. The five directors receiving the most “for” votes will be elected. Withheld votes will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the election of directors.

Donald A. Foss; age 65; Chairman of the Board of Directors.

Mr. Foss is our founder and principal shareholder, in addition to owning and operating companies engaged in the sale of used vehicles. He was formally named Chairman of the Board of Directors and Chief Executive Officer of Credit Acceptance in March 1992 and vacated the Chief Executive Officer position effective January 1, 2002.

Glenda J. Chamberlain; age 56; Executive Vice President and Chief Financial Officer, Whole Foods Market, Inc.

Ms. Chamberlain is the Executive Vice President and Chief Financial Officer of Whole Foods Market, Inc., the largest natural and organic foods supermarket retailer in the United States. Ms. Chamberlain joined Whole Foods Market in 1988 as Chief Financial Officer, prior to which she held positions in public accounting, retail and business consulting. Ms. Chamberlain became a director of Credit Acceptance in March 2004. She is also a director of Golfsmith International Holdings, Inc.

Brett A. Roberts; age 43; Chief Executive Officer.

Mr. Roberts joined Credit Acceptance in 1991 as Corporate Controller and was named Assistant Treasurer in March 1992 and Vice President-Finance in April 1993. He was named Chief Financial Officer and Treasurer in August 1995. He was named Executive Vice President and Chief Financial Officer in January 1997, Co-President in January 2000, Executive Vice President of Finance and Operations in October 2000, Chief Operating Officer in January 2001, and Chief Executive Officer in January 2002. Mr. Roberts assumed the position of President from September 2006 until April 2007. Mr. Roberts became a director of Credit Acceptance in March 2002.

Thomas N. Tryforos; age 50; Private Investor.

Mr. Tryforos is presently a private investor. Between May 1991 and September 2004, Mr. Tryforos was employed as a General Partner at Prescott Investors, Inc., a private investment firm based in Connecticut. Mr. Tryforos became a director of Credit Acceptance in July 1999.

Scott J. Vassalluzzo; age 38; General Partner, Prescott Investors, Inc.

Mr. Vassalluzzo is a General Partner at Prescott Investors, Inc., a private investment firm. Mr. Vassalluzzo joined Prescott Investors in 1998 as an equity analyst and became a General Partner in 2000. Prior to 1998, Mr. Vassalluzzo worked in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers LLP) and received a certified public accountant certification. Mr. Vassalluzzo became a director of Credit Acceptance in March 2007.

Other Executive Officers

Steven M. Jones; age 46; President.

Mr. Jones joined Credit Acceptance in October 1997 as Manager of the Debt Recovery Department for Credit Acceptance Corporation UK Limited, in which position he served until November 1999 when he was named Deputy Managing Director, Credit Acceptance Corporation UK Limited. In December 2001, he was named Managing Director Credit Acceptance Corporation UK Limited in which he was responsible for the operations of our United Kingdom business segment. Mr. Jones was named Chief Administrative Officer in November 2003, Chief Analytics Officer in December 2004, Chief Originations Officer in June 2006, and to his present position in April 2007. Mr. Jones also assumed the responsibilities of Chief Operating Officer in February 2008.

Kenneth S. Booth; age 42; Chief Financial Officer.

Mr. Booth joined Credit Acceptance in January 2004 as Director of Internal Audit. He was named Chief Accounting Officer in May 2004 and to his present position in December 2004. From August 1991 until joining us, Mr. Booth worked in public accounting, most recently as a senior manager at PricewaterhouseCoopers LLP.

Douglas W. Busk; age 49; Senior Vice President and Treasurer.

Mr. Busk joined Credit Acceptance in November 1996 and was named Vice President and Treasurer in January 1997. He was named Chief Financial Officer in January 2000. Mr. Busk served as Chief Financial Officer and Treasurer until August 2001, when he was named President of our Capital Services unit. He resumed his duties as Chief Financial Officer and Treasurer in December 2001 and has been in his present position since May 2004.

Michael W. Knoblauch; age 46; Senior Vice President — Loan Servicing.

Mr. Knoblauch joined Credit Acceptance in 1992. He served as our collection manager from May 1994 to August 1995. He was named Vice President — Collections in August 1995, Chief Operating Officer in July 1999, Co-President in January 2000, President in October 2000, Chief Operating Officer in January 2002, and to his present position in February 2008.

Michael P. Miotto; age 49; Chief Information Officer.

Mr. Miotto joined Credit Acceptance in November 2006 as Chief Information Officer. From May 2001 through November 2006, he was the Strategic Infrastructure and Marketing and Sales Systems Manager for Ford Motor Company.

Charles A. Pearce; age 45; Chief Legal Officer and Corporate Secretary.

Mr. Pearce joined Credit Acceptance in January 1996 as General Counsel. He was named Vice President — General Counsel in January 1997; Vice President — General Counsel and Corporate Secretary in June 1999 and to his present position in December 2004.

Leadership Structure of the Board

The Board is responsible for evaluating and determining our optimal leadership structure so as to provide independent oversight of management. The Board has the authority to combine or separate the positions of Chairman and Chief Executive Officer as well as determine whether, if the positions are separated, the Chairman is an affiliated director or an independent director. Since January 1, 2002, we have separated the positions of Chairman and Chief Executive Officer. Don Foss serves as Chairman of the Board due to his extensive knowledge relating to our line of business and experience with us, which continue to be invaluable to the Board. Brett Roberts serves as our Chief Executive Officer due to his in-depth knowledge of the Company and his ability to provide strategic guidance to our business operations. The Board periodically reviews our leadership structure to determine if it is still appropriate in light of current corporate governance standards, market practices, our specific circumstances and needs, and any other factors that may be relevant to the discussion. While the Board does not have a lead independent director, the three independent directors on the Board meet separately regularly and rotate responsibility for chairing these separate sessions of the independent directors. The Board believes that the current Board leadership structure is the most appropriate for us and our shareholders at this time.

Risk Oversight of the Board

It is management’s responsibility to manage risk and bring to the Board’s attention our most material risks. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews our significant risks and exposures and assesses the steps management has taken to minimize such risk.

Meetings and Committees of the Board

The Board held five meetings during 2009. All directors attended all meetings of the Board and committees of the Board on which he or she served during 2009, with the exception of Ms. Chamberlain, who was absent for one audit committee meeting. Directors are expected to use their best efforts to be present at the annual meeting of shareholders. All of our directors who were serving at such time of the 2009 Annual Meeting of Shareholders attended the Annual Meeting.

Standing committees of the Board include the Executive Compensation Committee, the Audit Committee and the Nominating Committee. The members of each of the committees during 2009 were Messrs. Tryforos, Vassalluzzo and Ms. Chamberlain. Messrs. Tryforos, Vassalluzzo and Ms. Chamberlain were determined to be “independent directors” as defined in Marketplace Rule 4200(a)(15) of The Nasdaq Stock Market (“Nasdaq”).

The Board has adopted charters for each of the three standing committees. The charters are available on our website at creditacceptance.com through the “Corporate Governance” link on the “Investor Relations” page.

The Executive Compensation Committee held five meetings in 2009. The Executive Compensation Committee’s principal responsibilities include: (a) reviewing and approving on an annual basis the compensation of all our executive officers, (b) making recommendations to the Board regarding compensation of non-employee directors, and (c) reviewing and administering all benefit plans pursuant to which our securities (including stock options, restricted share grants, and restricted share unit awards) are granted to our executive officers or directors.

The Nominating Committee held one meeting in 2009. The Nominating Committee’s principal responsibilities include: (a) establishing criteria for the selection of new Board members and conducting searches and interviews for individuals qualified to become Board members; (b) making recommendations to the Board regarding director nominees for the next annual meeting of shareholders from the pool of identified qualified individuals; and (c) recommending to the Board which directors should serve on the various committees of the Board. The Nominating Committee may use various methods to identify director candidates, including recommendations from existing Board members, management, shareholders, search firms and other outside sources. The Nominating Committee does not have a formal policy of considering diversity in identifying potential director nominees, but believes that diversity, in skills, experience, perspective and background, is an important contributing factor to an effective decision-making process. Director candidates need not possess any specific minimum qualifications, rather, a candidate’s suitability for nomination and election to the Board will be evaluated in light of the diversity of skills, experience, perspective and background required for the effective functioning of the Board, as well as our strategy and regulatory and market environments. All nominees are currently directors of Credit Acceptance. When considering whether the nominees have the experience, attributes and skills to serve as a director, the Board focused primarily on the biographical information set forth above. In particular with respect to Mr. Foss, the Board considered his extensive knowledge relating to our line of business and experience with us. With respect to Mr. Roberts, the Board considered his in-depth knowledge of the Company and his ability to provide strategic guidance to our business operations. With respect to Ms. Chamberlain, the Board considered her significant management experience, expertise, and background with regard to accounting and financial matters. With respect to Mr. Tryforos, the Board considered his experience on our Board and his background with regard to investing and financial matters. With respect to Mr. Vassalluzzo, the Board considered his expertise and background with regard to investing and financial matters. The Nominating Committee will consider candidates recommended by shareholders using the same procedures and standards utilized for evaluating candidates recommended by other sources. See “Shareholder Proposals and Nominees for 2011 Annual Meeting” for a description of the procedures for shareholders to submit recommendations of candidates for director.

The Audit Committee met ten times in 2009. The Audit Committee’s principal responsibilities include: (a) overseeing the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls; (b) overseeing the annual independent audit of our financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (c) overseeing our disclosure controls and procedures; (d) approving in advance all audit services, to ensure that a written statement is received from the external auditors setting forth all relationships with us; (e) reviewing and approving any related party transactions; (f) periodically meeting with the Chief Legal Officer and Corporate Secretary and the appropriate legal staff to review our material legal affairs; and (g) acting as the Qualified Legal Compliance Committee. The Board has determined that each of the members of the Audit Committee is “independent”, as independence is defined in the applicable Nasdaq and SEC rules for Audit Committee members. The Board has also determined that Mr. Tryforos, Mr. Vassalluzzo and Ms. Chamberlain are “audit committee financial experts” as defined by applicable SEC rules and that each of the Audit Committee members satisfies all other qualifications for Audit Committee members set forth in the applicable Nasdaq and SEC rules.

Report of the Audit Committee

In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to oversight of the independent auditors, corporate accounting, reporting practices and the quality and integrity of our financial reports.

In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and us that might reasonably be thought to bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and discussed with the auditors any relationships that may reasonably be thought to impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed and discussed with management and the independent auditors our audited financial statements as of and for the fiscal year ended December 31, 2009 and the independent auditors’ evaluation of our internal control over financial reporting.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. The Audit Committee also reappointed Grant Thornton as the independent auditors for the fiscal year ended December 31, 2010.

AUDIT COMMITTEE:

GLENDA J. CHAMBERLAIN	THOMAS N. TRYFOROS (CHAIR)	SCOTT J. VASSALLUZZO

Shareholder Communications with the Board

Shareholders desiring to communicate with the Board or any individual director may call 1-866-396-0556 or e-mail the Board by going to our website at ir.creditacceptance.com/contactboard.cfm. Telephone calls will be taped and summarized by the third party provider which monitors the hotline service. A summary of the calls received will be sent to the Chief Legal Officer and Corporate Secretary, the Vice President Internal Audit and Compliance, the Chairman of the Audit Committee, and to any director to whom communications are addressed. Communications submitted to the Board through our website will be received by our Chief Legal Officer and Corporate Secretary, the Vice President Internal Audit and Compliance, the Chairman of the Audit Committee, and any directors to whom the communication was addressed.

Codes of Ethics

We have adopted codes of ethics that apply to our directors, executive officers and other employees. The codes of ethics are available on our website at creditacceptance.com through the “Corporate Governance” link on the “Investor Relations” page. Shareholders may also obtain a written copy of the codes of ethics, without charge, by sending a written request to the Investor Relations Department, Credit Acceptance Corporation, P.O. Box 513, Southfield, Michigan 48037. We intend to disclose any amendments to, or waivers from, the provisions of the codes of ethics applicable to our directors or executive officers on our website.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation of Executive Officers

The following Compensation Discussion and Analysis describes the elements of compensation for the following individuals, collectively referred to as the “named executive officers”:

•	Donald A. Foss, Chairman of the Board;

•	Brett A. Roberts, Chief Executive Officer;

•	Steven M. Jones, President;

•	Kenneth S. Booth, Chief Financial Officer; and

•	Michael P. Miotto, Chief Information Officer.

General Philosophy

Our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain individuals that will drive business success; and

•	Provide appropriate incentives that reward outstanding financial performance and align the interests of executives and shareholders.

We accomplish these objectives through compensation programs that:

•	Contain a significant component tied to individual and Company performance;

•	Provide competitive overall compensation if performance objectives are achieved; and

•	Encourage participants to act as owners.

Overall Process

The Executive Compensation Committee (the “Compensation Committee”) oversees and approves our overall compensation strategy and determines all aspects of compensation for our Chief Executive Officer and Chairman.

The Compensation Committee determines compensation for other named executive officers after considering recommendations supplied by our Chief Executive Officer.

The Compensation Committee periodically reviews all aspects of executive compensation and determines if existing plans are effective in meeting the objectives described above. Such reviews are typically conducted at the first meeting of each fiscal year. From time to time, the Compensation Committee may make modifications to existing plans or adopt new plans.

Compensation — Mr. Roberts, Chief Executive Officer

Compensation for Mr. Roberts, our Chief Executive Officer, includes a base salary and equity-based incentive compensation.

Base salaries at all levels in the organization are designed to provide a level of basic compensation and allow us to recruit and retain qualified team members. Mr. Roberts’ base salary was determined by the Compensation Committee after considering the following:

•	The performance of Credit Acceptance over Mr. Roberts’ tenure as Chief Executive Officer;

•	An assessment of Mr. Roberts’ individual performance;

•	Market data;

•	Internal benchmarks; and

•	Other components of Mr. Roberts’ total compensation plan.

In February 2010, the Compensation Committee determined that Mr. Roberts’ annual base salary of $800,000 for 2009 will remain unchanged for 2010 based on the determination that his overall compensation plan did not require any adjustment and is working as intended.

The principle component of Mr. Roberts’ incentive compensation plan is comprised of restricted stock unit (“RSU”) awards. On February 22, 2007, the Compensation Committee approved an award of 300,000 RSUs to Mr. Roberts. Each RSU represents and has a value equal to one share of our common stock. The RSUs will be earned over a five year period starting in 2007, based upon the compounded annual increase in our adjusted economic profit. Adjusted economic profit measures how efficiently we utilize our total capital, both debt and equity. Management uses adjusted economic profit to assess our performance as well as to make capital allocation decisions. Management believes this information is important to shareholders because it allows shareholders to compare the returns we earn by investing capital in our core business with the return they could expect if we returned capital to shareholders and they invested in other securities. Adjusted economic profit is defined, for the purposes of the RSU vesting calculation, as net income (adjusted for non-recurring items and certain non-US GAAP adjustments, as included in our earnings releases, and adjustments to reflect carrying costs of stock options) less a cost of capital. The cost of capital includes a cost of debt and a cost of equity. The cost of equity is determined based on a formula that considers the risk of the business (assessed at 5% + the average 30 year treasury rate) and the risk associated with our use of debt. The actual formula utilized for determining the cost of equity is as follows: (the average 30 year treasury rate + 5%) + [(1− tax rate) x (the average 30 year treasury rate + 5%−the pre-tax average cost of debt rate) x (average debt/(average equity + average debt x tax rate)]. Each year, 20% of the grant is eligible to vest. In 2009, under the formula described above, the compounded annual increase in adjusted economic profit was greater than 10%, so 100% of the RSUs eligible to vest were vested (180,000). In 2010 and 2011, if the compounded annual increase in adjusted economic profit measured from 2006 is 10% or greater, then 100% of the RSUs eligible to vest will vest, including the RSUs that did not vest in prior years. During this same period, if the compounded annual increase in adjusted economic profit is greater than 0% but less than 10%, then half of the eligible RSUs will vest, including RSUs that did not vest in prior years. Any earned RSUs will be distributed to Mr. Roberts on February 22, 2014. From 2007 through 2011, (the “performance period”), we will credit Mr. Roberts, on each date that we pay a cash dividend to holders of common stock generally, an additional number of RSUs equal to the total number of whole RSUs and additional share units previously credited multiplied by the dollar amount of the cash dividend paid per share of common stock by us on such date, divided by the closing price of a share of common stock on such date. The RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Mr. Roberts will have no voting rights until the RSUs are vested and will have no right to transfer the RSUs or the underlying shares until shares of common stock are vested and distributed to him in 2014.

The Compensation Committee believes that the RSUs granted to Mr. Roberts appropriately align his compensation with the interests of shareholders as a result of the following:

•	The financial rewards will only be received if long-term adjusted economic profit increases over time;

•	The amount of compensation received will be proportionate to the amount of shareholder wealth created as measured by the share price; and

•	The RSU award is long-term in nature, which will incentivize Mr. Roberts to take actions that will benefit shareholders longer-term.

In addition to the RSU award described above, stock options granted to Mr. Roberts in previous years continue to impact the amount of compensation to be earned in 2010 and beyond. The following table summarizes these grants as of December 31, 2009:

Vested and
Exercisable	Exercise
Options	Price	Expiration
(#)	($)	Date

180,987	$9.25	1/2/2012
271,482	$9.89	1/2/2012

The options listed in the table above were granted in prior years with vesting provisions linked to improvements in adjusted economic profit and adjusted earnings per share. Fully vested options can be exercised by Mr. Roberts at his discretion, where the options continue to provide a financial incentive linked to any future share price appreciation.

The allocation between cash and equity compensation, and between short- and long-term incentives, was determined based on the discretion of the Compensation Committee. The ultimate allocation will depend on our future performance and future changes in our share price. If vesting targets are achieved, it is likely that a substantial percentage of the amount realized will be from long-term, equity-based incentives, which is consistent with the philosophy of the Committee that executive compensation should be linked to long-term shareholder value. Since a substantial portion of the amounts to be realized by Mr. Roberts will not be distributed until 2014, the Committee believes this plan creates an incentive for Mr. Roberts to take actions and make decisions that will benefit us over a long-term time period. Such incentives are believed to be appropriate given the nature of the duties and responsibilities assigned to the Chief Executive Officer.

Mr. Roberts maintains a substantial ownership stake in Credit Acceptance. As of the date of this Proxy Statement, Mr. Roberts owns 234,073 shares of our common stock.

Compensation — Mr. Foss, Chairman of the Board

Mr. Foss’ base salary and performance is reviewed on an annual basis by the Compensation Committee. Mr. Foss does not receive any form of incentive compensation due to his significant ownership percentage of Credit Acceptance. In February 2010, the Compensation Committee determined that Mr. Foss’ annual base salary of $475,000 for 2009, which compensates him for the services that he renders to us during the year, will remain unchanged for 2010.

Compensation — Other Named Executive Officers

Base Salaries.  Base salaries at all levels in the organization are designed to provide a level of basic compensation and allow us to recruit and retain qualified team members. Base salaries are determined by the Compensation Committee after reviewing recommendations supplied by our Chief Executive Officer. The recommendations were based on the following factors:

•	The performance of Credit Acceptance;

•	An assessment of the named executive officer’s individual performance;

•	Market data;

•	Internal benchmarks;

•	Other non-equity and equity compensation components of the named executive officer’s total compensation plan; and

•	Roles and responsibilities for each named executive officer.

In February 2010, the Compensation Committee also determined 2010 base salaries for the other named executive officers. Based on the criteria stated above, the following base salary changes were made: Mr. Jones’ annual base salary increased from $525,000 to $551,250; Mr. Booth’s annual base salary increased from $341,250 to $358,312; and Mr. Miotto’s annual base salary increased from $315,000 to $330,750.

Incentive Compensation — Mr. Jones, President.  The principle component of Mr. Jones’ incentive compensation plan is comprised of RSU awards. On October 2, 2008 and March 27, 2009, the Compensation Committee approved awards of 100,000 and 50,000 RSUs, respectively, to Mr. Jones. The RSUs have the same terms as those granted to Mr. Roberts, as described above, with the exception of the performance period and the distribution date. The RSUs granted to Mr. Jones will vest based on adjusted economic profit results for 2009 through 2013 and any vested RSUs will be distributed on February 22, 2016. In 2009, under the formula described above, the compounded annual increase in adjusted economic profit was greater than 10%, so 100% of the RSUs eligible to vest were vested (30,000).

Incentive Compensation — Mr. Booth, Chief Financial Officer and Mr. Miotto, Chief Information Officer.  The 2009 incentive compensation plan for Mr. Booth, our Chief Financial Officer, and Mr. Miotto, our Chief Information Officer, attempts to balance individual performance with overall annual and long-term Company performance and provides for an award of RSUs and a cash bonus. On November 13, 2008, Mr. Booth was awarded 22,500 RSUs and Mr. Miotto was awarded 27,500 RSUs. The RSUs granted to Messrs. Booth and Miotto have the same terms as those granted to Mr. Roberts, as described above, with the exception of the performance period and distribution date. The RSUs will vest based on adjusted economic profit results for 2009 through 2013 and any vested RSUs will be distributed on February 22, 2016. In 2009, under the formula described above, the compounded annual increase in adjusted economic profit was greater than 10%, so 100% of the RSUs eligible to vest for Messrs. Booth and Miotto were vested (4,500 and 5,500, respectively). The potential cash bonus awards were set based on a review of market data and internal benchmarks and range from 0% to 60% of the recipient’s base salary based on a combination of Company performance and the individual’s performance rating. Company performance is rewarded through the annual increase in adjusted economic profit and determines the range of possible cash bonus awards. If growth from the prior year in adjusted economic profit, as disclosed in our annual earnings release, exceeds 10%, the cash bonus ranges from 0% to 60%. If growth in adjusted economic profit is greater than 0% but less than 10%, the cash bonus ranges from 0% to 45%. If adjusted economic profit in 2009 falls below that achieved in 2008, the cash bonus ranges from 0% to 30%. In 2009, growth in adjusted economic profit exceeded 10%. Individual performance is assessed twice per year through a formal performance review. Each named executive officer has defined duties and responsibilities related to their role in the organization and the annual review assesses the named executive officer’s performance for the full year and determines the amount of the cash bonus within the range established, as described above. Within the range established by the growth in adjusted economic profit, the actual amount awarded depends entirely on the individual’s performance rating. For 2009, Messrs. Booth and Miotto earned cash bonus amounts of $136,500 and $126,000, respectively, which were paid out in February 2010.

The Compensation Committee believes that the RSUs granted to Messrs. Jones, Booth, and Miotto appropriately align their compensation with the interests of shareholders as a result of the following:

•	The financial rewards will only be received if long-term adjusted economic profit increases over time;

•	The amount of compensation received will be proportionate to the amount of shareholder wealth created as measured by the share price; and

•	The RSU awards are long-term in nature, which will incentivize Messrs. Jones, Booth, and Miotto to take actions that will benefit shareholders longer-term.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to our Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m).

The Compensation Committee intends, where appropriate, to structure compensation in a manner that causes it to qualify as performance-based compensation under Section 162(m); however, it believes that it may be appropriate from time to time to exceed the limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with our best interests and our shareholders, and reserves the authority to approve non-deductible compensation in appropriate circumstances.

Executive Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE EXECUTIVE COMPENSATION COMMITTEE

GLENDA J. CHAMBERLAIN	THOMAS N. TRYFOROS	SCOTT J. VASSALLUZZO (CHAIR)

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the year indicated concerning the compensation awarded to, earned by, or paid to the Chief Executive Officer, the Chief Financial Officer, and our other three most highly compensated executive officers who were serving as executives as of December 31, 2009, 2008 and 2007.

				Non-Equity
			Stock	Incentive Plan	All Other
Name and			Awards	Compensation	Compensation
Principal Position	Year	Salary	(a)	(b)	(c)	Total

Donald A. Foss	2009	$475,000	$—	$—	$2,450	$477,450
Chairman of the Board	2008	$475,000	$—	$—	$1,250	$476,250
	2007	$475,000	$—	$—	$1,250	$476,250
Brett A. Roberts	2009	$800,000	$—	$—	$5,385	$805,385
Chief Executive Officer	2008	$800,000	$—	$—	$—	$800,000
	2007	$800,000	$7,920,087	$—	$—	$8,720,087
Steven M. Jones	2009	$525,000	$1,567,835	$—	$—	$2,092,835
President	2008	$500,000	$1,793,000	$578,250	$—	$2,871,250
	2007	$500,000	$102,439	$—	$—	$602,439
Kenneth S. Booth	2009	$341,250	$103,784	$136,500	$11,444	$592,978
Chief Financial Officer	2008	$325,000	$326,404	$130,000	$2,707	$784,111
	2007	$325,000	$122,295	$48,750	$1,250	$497,295
Michael P. Miotto	2009	$315,000	$120,018	$126,000	$11,213	$572,231
Chief Information Officer	2008	$300,000	$433,888	$120,000	$2,707	$856,595
	2007	$250,000	$—	$62,500	$1,250	$313,750

(a)	The amounts reported in this column represent the aggregate grant date fair value of restricted stock and RSU grants in accordance with the Incentive Plan for fiscal years ended December 31, 2009, 2008 and 2007, respectively. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the fiscal year ended December 31, 2009, and in Note 10 to our audited financial statements for the fiscal years ended December 31, 2008 and 2007, which are included in our 2009, 2008 and 2007 Annual Report on Form 10-K.

(b)	The determination for the amounts in this column were approved by the Compensation Committee during February 2010 for the year ended December 31, 2009, during February 2009 for the year ended December 31, 2008, and during February 2008 for the year ended December 31, 2007, and paid out shortly thereafter.

(c)	The amounts disclosed in this column consist of our matching contribution for the 401(k) Profit Sharing Plan. Additionally, the amounts include payments under the Credit Acceptance Corporation Profit Sharing Variable Compensation Program, available to all team members except the Chairman of the Board, Chief Executive Officer, and President. This program is designed to reward team members for increased Company profitability by way of a quarterly payment. The cost of perquisites provided by us in 2009, 2008 and 2007 to the named executive officers did not exceed $10,000.

2009 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning each grant of an award made to a named executive officer in 2009.

								All Other
								Stock Awards:
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Closing
		Non-Equity Incentive Plan Awards(a)			Equity Incentive Plan Awards(b)			Shares of	Price on
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Grant Date
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(c)	($/Sh)

Steven M. Jones	3/27/2009				—	50,000	—		$21.38
	2/20/2009							27,993	$17.82
Kenneth S. Booth		$—	$136,500	$204,750
	2/20/2009							5,824	$17.82

Michael P. Miotto		$—	$126,000	$189,000
	2/20/2009							6,735	$17.82

(a)	The amounts reported in this column were determined in accordance with the formulas determined by the Compensation Committee in accordance with the named executive officers’ incentive compensation plans. The cash bonus plan for Messrs. Booth and Miotto combines individual and Company performance. They receive a percentage of their base salary as a cash bonus depending on the annual percentage growth in adjusted economic profit, as disclosed in our annual earnings release, generated by us in the current year and individual performance. Cash bonus amounts fall into the following three categories:

Annual Percentage Growth in	Cash Bonus
Adjusted Economic Profit	Award

exceeds 10%	0% to 60%
greater than 0% but less than 10%	0% to 45%
less than 0%	0% to 30%

In 2009, the annual percentage growth in adjusted economic profit exceeded 10%. Messrs. Booth and Miotto earned cash bonus amounts of $136,500 and $126,000, respectively, which were paid out in February 2010.

(b)	The amount reported in this column includes RSUs granted pursuant to a restricted stock unit award agreement which was filed by us as Exhibit 10(q)(9) to Current Report on Form 8-K dated March 27, 2009. The RSUs will be earned over a five year performance period based upon the annual increase in our adjusted economic profit. Each year during the performance period, 20% of the RSUs are eligible to vest as follows:

•	100% of the RSUs eligible to vest will vest if compounded adjusted economic profit improves at least 10% annually;

•	50% of the RSUs eligible to vest will vest if compounded adjusted economic profit is greater than 0% but less than 10%;

•	Otherwise 0% of the RSUs eligible to vest will vest;

•	In years 2 through 5 of the performance period, if compounded adjusted economic profit is 10% or greater, then all the RSUs that did not vest in prior years will also vest.

(c)	The amounts reported in this column were awarded based on 2008 performance and were determined in accordance with the formula determined by the Compensation Committee in accordance with the named executive officers’ incentive compensation plan. The number of shares of restricted stock granted was determined based on the average of the high and low market prices of Credit Acceptance common stock on February 20, 2009 which was $17.82 per share. The restricted stock awards were granted pursuant to a restricted stock grant agreement, the form of which was filed by us as Exhibit 10(q)(4) to the Current Report on Form 8-K dated February 22, 2007. These awards vest in accordance with the following vesting schedule:

•	1/3 of the original number of restricted shares will vest on the first anniversary of the grant date;

•	1/3 of the original number of restricted shares will vest on the second anniversary of the grant date; and

•	1/3 of the original number of restricted shares will vest on the third anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table provides information with respect to unexercised options and shares of restricted stock and restricted share units held by the named executive officer as of December 31, 2009.

	Option Awards			Stock Awards
					Equity
				Equity	Incentive
				Incentive	Plan Awards:
				Plan Awards:	Market or
				Number of	Payout Value
	Number of			Unearned	of Unearned
	Securities			Shares, Units	Shares, Units
	Underlying			or Other	or Other
	Unexercised	Option		Rights That	Rights That
	Options	Exercise	Option	Have Not	Have Not
	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	($)	Date	(#)(a)(b)	($)(c)

Brett A. Roberts	180,987	$9.25	1/2/2012
	271,482	$9.89	1/2/2012
				233,138	$9,815,110
Steven M. Jones	—	$—
				186,431	$7,848,745
Kenneth S. Booth	7,805	$17.05	2/27/2014
				36,426	$1,533,535
Michael P. Miotto	—	$—
				37,686	$1,586,581

(a)	Represents shares of restricted stock granted under the Incentive Plan. Restricted stock granted in 2009, 2008 and 2007 have time-based vesting requirements and will vest in accordance with the following schedule, provided that the named executive officer is employed with us through those dates:

•	1/3 of the original number of restricted shares will vest on the first anniversary of the grant date;

•	1/3 of the original number of restricted shares will vest on the second anniversary of the grant date; and

•	1/3 of the original number of restricted shares will vest on the third anniversary of the grant date.

Restricted stock granted prior to 2007 have performance based vesting requirements and will vest in full or in part based on us doubling adjusted earnings per share within a certain period of time. The adjusted earnings per share of the year preceding the grant serves as the “baseline year”. Vesting is as follows:

•	100% of the grant will vest if annual adjusted earnings per share doubles in any of the five years following the baseline year;

•	50% of the grant will vest if annual adjusted earnings per share doubles in the sixth year following the baseline year;

•	25% of the grant will vest if annual adjusted earnings per share doubles in the seventh year following the baseline year;

•	Otherwise 0% of the grant will vest.

(b)	The amounts reported also include RSUs granted to the named executive officers pursuant to restricted stock unit award agreements. Each year during the performance period, 20% of the RSUs are eligible to vest as follows:

•	100% of the RSUs eligible to vest will vest if compounded adjusted economic profit improves at least 10% annually;

•	50% of the RSUs eligible to vest will vest if compounded adjusted economic profit is greater than 0% but less than 10%;

•	Otherwise 0% of the RSUs eligible to vest will vest;

•	In years 2 through 5 of the performance period, if compounded adjusted economic profit is 10% or greater, then all the RSUs that did not vest in prior years will also vest.

(c)	Value is equal to the closing market price of $42.10 per share on the Nasdaq on December 31, 2009, multiplied by the number of shares of unvested restricted stock and RSUs held.

2009 OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to options exercised and shares vesting by the named executive officers during 2009.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)(a)	Vesting ($)

Brett A. Roberts	100,000	$2,452,401	111,728	$1,978,982
Steven M. Jones	50,000	$1,301,475	7,746	$138,936
Kenneth S. Booth	2,195	$55,689	2,942	$52,805
Michael P. Miotto	—	$—	1,573	$33,681

(a)	Receipt of the value realized on the vesting of 60,000 of the shares reported for Mr. Roberts is deferred, as these shares are related to vested RSUs. Any earned RSUs will be distributed to Mr. Roberts on February 22, 2014 and any value realized will be received at that time.

2009 NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant		Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in		Earnings in Last	Withdrawals /	at Last Fiscal
	Last Fiscal Year	Last Fiscal Year		Fiscal Year	Distributions	Year-End
Name	($)	($)		($)(b)	($)	($)(c)

Brett A. Roberts	$—	$—		$8,520,000	$—	$12,630,000
Steven M. Jones	$—	$2,105,000	(a)	$2,840,000	$—	$6,315,000
Kenneth S. Booth	$—	$—		$639,000	$—	$947,250
Michael P. Miotto	$—	$—		$781,000	$—	$1,157,750

(a)	The amount relates to the 50,000 RSUs granted to Mr. Jones in fiscal year ended December 31, 2009 which are settled in shares on a date that is later than the date on which they vest and are more fully described in the Compensation Discussion and Analysis section of this Proxy Statement. The contribution reported is equal to the closing market price of $42.10 per share on the Nasdaq on December 31, 2009, multiplied by the number of RSUs awarded to Mr. Jones.

(b)	The amount relates to RSUs granted on or prior to December 31, 2008 which are settled in shares on a date that is later than the date on which they vest and are more fully described in the Compensation Discussion and Analysis section of this Proxy Statement. The aggregate earnings reported are equal to the difference between the closing market price of $42.10 per share on the Nasdaq on December 31, 2009 and $13.70 per share on December 31, 2008, multiplied by the number of RSUs awarded to the individual.

(c)	The grant of these RSUs is also disclosed in the Summary Compensation Table and Grant of Plan Based Awards table in the year of grant. Such amounts do not represent additional compensation. Earned RSUs and RSUs subject to forfeiture for each individual are as follows as of December 31, 2009:

	Aggregate Balance at Last Fiscal Year-End
		Subject to
	Earned ($)	Forfeiture ($)	Total ($)

Brett A. Roberts	$5,052,000	$7,578,000	$12,630,000
Steven M. Jones	—	6,315,000	6,315,000
Kenneth S. Booth	—	947,250	947,250
Michael P. Miotto	—	1,157,750	1,157,750

POTENTIAL PAYMENTS ON TERMINATION/CHANGE IN CONTROL

None of our named executive officers have individual agreements with us providing for cash severance payments or benefits continuation on termination of employment prior to or following a change in control nor have we implemented a broad-based severance policy providing for such payments. The following table sets forth the potential amounts payable to our named executive officers on termination of employment/change in control in respect of restricted stock and restricted stock unit awards held by our named executive officers as of December 31, 2009:

	Accelerated Vesting of Equity Awards(a)(b)
	Restricted Stock	Restricted Stock Units	Total

Brett A. Roberts
• Change in control(c)	$2,237,110	$7,578,000	$9,815,110
• Termination for any reason(d)	—	—	—
Steven M. Jones
• Change in control(c)	1,533,745	6,315,000	7,848,745
• Termination for any reason(d)	—	—	—
Kenneth S. Booth
• Change in control(c)	586,285	947,250	1,533,535
• Termination for any reason(d)	—	—	—
Michael P. Miotto
• Change in control(c)	428,831	1,157,750	1,586,581
• Termination for any reason(d)	—	—	—

(a)	In addition to the awards set forth in this table, upon termination of employment for any reason, named executive officers are eligible for payment of earned RSUs, if any, at the time that they would have received payment absent termination.

(b)	Value is equal to the closing market price of $42.10 per share on the Nasdaq on December 31, 2009, multiplied by the number of shares held.

(c)	In the event of a change in control, the restrictions applicable to restricted stock and granted RSUs shall lapse, the performance goals shall be deemed to have been achieved at target levels, and all other terms and conditions shall be deemed to have been satisfied. Payment shall be made in cash within 30 days following the effective date of the change in control.

(d)	If a named executive officer terminates employment for any reason prior to the lapse of the restricted period for restricted stock or unvested RSU awards, any shares of common stock subject to the restricted period shall be forfeited. The Compensation Committee may waive or change the remaining restrictions or add additional restrictions with respect to any restricted stock or RSU award that would otherwise be forfeited, as it deems appropriate.

2009 DIRECTOR COMPENSATION

For 2009, all non-employee Board members received $1,500 for each Board meeting attended plus $500 for each committee meeting attended and were reimbursed for travel related expenses. Non-employee directors were also eligible to participate in our Incentive Plan. Beginning in October of 2009, Ms. Chamberlain and Mr. Vassalluzzo agreed to a payment of $12,500 for each quarter instead of being paid for each meeting attended. Additionally, on September 3, 2009, Ms. Chamberlain and Mr. Vassalluzzo were each awarded 9,125 RSUs. The RSUs have the same terms as those granted to Mr. Roberts, as previously described, with the exception of the performance period and distribution date. The RSUs will vest based on adjusted economic profit results for 2009 through 2013 and any vested RSUs will be distributed on February 22, 2016. In 2009, under the formula described above, the compounded annual increase in adjusted economic profit was greater than 10%, so 100% of the RSUs eligible to vest for Ms. Chamberlain (1,825) and Mr. Vassalluzzo (1,825) were vested. Mr. Tryforos will continue to be paid $1,500 for each Board meeting attended plus $500 for each committee meeting attended. The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board in 2009. Directors who are our employees are not compensated for their services as a director.

	Fees
	Earned
	or Paid	Stock
	in Cash	Awards	Total
Name	($)	($)(a)	($)

Glenda J. Chamberlain(b)	$49,500	$255,500	$305,000
Thomas N. Tryforos	16,500	—	16,500
Scott J. Vassalluzzo(c)	49,500	255,500	305,000

(a)	The amounts reported in this column represent the aggregate grant date fair value of RSUs granted in accordance with the Incentive Plan for the fiscal year ended December 31, 2009. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements for the fiscal year ended December 31, 2009, which is included in our 2009 Annual Report on Form 10-K.

(b)	As of December 31, 2009, Ms. Chamberlain had 100,000 stock options outstanding and exercisable. Additionally, she had 1,825 vested RSUs and 7,300 unvested RSUs outstanding.

(c)	As of December 31, 2009, Mr. Vassalluzzo had 1,825 vested RSUs and 7,300 unvested RSUs outstanding.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

In the normal course of business, we maintain business relationships and engage in certain transactions with companies owned by Donald A. Foss, our majority shareholder and Chairman of the Board and a member of Mr. Foss’s immediate family (the “Foss Companies”).

Consumer Loan Assignments

In the normal course of our business, the Foss Companies assign consumer loans to us under our Portfolio and Purchase Programs. Dealer Loan balances with the Foss Companies totaled approximately $12.7 million and $15.4 million at December 31, 2009 and 2008, respectively. The total amount of new Dealer and Purchased Loans with the Foss Companies for the year ended December 31, 2009 and 2008 was $6.0 million and $10.3 million, respectively. Dealer Loans and Purchased Loans with the Foss Companies are on the same terms as those with non-affiliated dealer-partners.

Other

Mr. Foss has indirect control over entities that offer secured lines of credit to automobile dealers and has the right or obligation to reacquire the entities under certain circumstances until December 31, 2014 or the repayment of the related purchase money note.

In accordance with its written charter, the Audit Committee reviews and approves all of our transactions with directors and executive officers and with firms that employ directors, as well as any other material related party transactions. Any such transactions would be reviewed by the Audit Committee in light of whether it resulted in a conflict of interest for the individual and whether such transaction is fair to us and in our best interest. The terms of the transactions described above under “Contract Assignments” were previously approved by the Audit Committee; therefore, the Audit Committee does not intend to re-approve these transactions and relationships unless they no longer occur in the ordinary course of our business and the terms change such that the transactions no longer occur on the same terms as transactions with non-affiliated dealer-partners.

INDEPENDENT ACCOUNTANTS

RATIFICATION OF GRANT THORNTON

The following sets forth information as to Grant Thornton, our independent registered public accounting firm. The Board recommends a vote FOR ratifying the selection of Grant Thornton as our independent registered public accounting firm for 2010. Executed proxies will be voted FOR the ratification of Grant Thornton as our independent registered public accounting firm for 2010 unless shareholders specify otherwise in their proxies. The ratification of the independent registered public accounting firm requires a majority of the votes cast. Abstentions will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the ratification of Grant Thornton as our independent registered public accounting firm for 2010.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our shareholders for ratification as a matter of good corporate practice. Should the shareholders fail to provide such ratification, the Audit Committee will reconsider its approval of Grant Thornton as the independent registered public accountants for 2010. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our and our shareholders’ best interests.

General

The Audit Committee has appointed Grant Thornton as our independent accountants to perform an integrated audit of our consolidated financial statements and the effectiveness of our internal controls over financial reporting for 2010. Grant Thornton has served as our independent accountants since their appointment by the Audit Committee on July 20, 2005, and acted as our independent accountant in 2009 to audit the financial statements included in our Annual Reports on Form 10-K for the year ended December 31, 2009. Representatives of Grant Thornton will be present at the meeting to respond to questions from the shareholders and will be given the opportunity to make a statement.

Change in Independent Accountants

There has been no change in our independent registered public accounting firm for any of the periods presented in this proxy statement.

Fees Paid to Independent Accountants

The following table provides a summary of the aggregate fees billed by Grant Thornton for 2009 and 2008 (in thousands):

	2009	2008

Audit fees(a)	$723	$630
Audit-related fees(b)	80	49
Tax fees	—	—
All other fees	—	—

Total fees	$803	$679

(a)	Includes fees for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal controls over financial reporting, the review of our interim consolidated financial statements and 2009 comfort letter procedures. The fees also include fees for a statutory audit in Ireland in 2009 and fees for a statutory audit in the United Kingdom and Ireland in 2008.

(b)	Includes fees for the audit of our employee benefit plan and agreed-upon procedures for our debt secured financings.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Grant Thornton and satisfied itself as to the maintenance of the auditors’ independence.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent accountants are permitted to perform for us under applicable federal securities regulations. The Audit Committee’s policy utilizes an annual review and general pre-approval of certain categories of specified services that may be provided by the independent accountants, up to predetermined fee levels. Any proposed services not qualifying as a pre-approved specified service, and pre-approved services exceeding the predetermined fee levels, require further specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services proposed to be performed by the independent accountants. Since May 6, 2003, all services provided by our independent auditors were pre-approved by the Audit Committee. The policy has not been waived in any instance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received and written representations from certain reporting persons, we believe that all filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with for the year ended December 31, 2009.

OTHER BUSINESS MATTERS

The only matters which management intends to present to the meeting are set forth in the Notice of Annual Meeting. Management knows of no other matters which will be brought before the meeting by any other person. However, if any other matters are properly brought before the meeting, the persons named on the form of proxy intend to vote on such matters in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINEES FOR 2011 ANNUAL MEETING

Shareholder Proposals

Proposals by shareholders which are intended to be presented at the 2011 Annual Meeting of Shareholders must be submitted to our Corporate Secretary no later than December 9, 2010 in order to be considered for inclusion in our 2011 proxy materials. We expect the persons named as proxies for the 2011 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide us with written notice of such proposal on or before February 22, 2011.

Shareholder Nominees

Shareholders desiring to recommend candidates for consideration and evaluation by the Nominating Committee for the 2011 Annual Meeting should submit such recommendations to our Chief Legal Officer and Corporate Secretary not later than October 29, 2010. The recommendation should be accompanied by (i) the name and address of the shareholder recommending the candidate, (ii) evidence of the shareholder’s ownership of Company shares along with an undertaking that the shareholder will continue to own such shares through the date of the Annual Meeting, (iii) all information regarding the candidate that would be required to be disclosed in our Annual Meeting Proxy Statement if the candidate is nominated by the Board, and (iv) the candidate’s consent to serve as a director if elected. Our Chief Legal Officer and Corporate Secretary will forward any recommendations to the Nominating

Committee. The Nominating Committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the Nominating Committee.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, required to be filed with the SEC, without exhibits, will be furnished without charge to any shareholder of record or beneficial owner of common shares upon written request to our Corporate Secretary at the address on the notice of Annual Meeting accompanying this Proxy Statement.

By Order of the Board of Directors,
Charles A. Pearce
Chief Legal Officer and Corporate Secretary

April 8, 2010

C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available You can vote 24 hours by Internet a day, or 7 days telephone! a week! Instead methods of outlined mailing below your proxy, to vote you your may proxy choose . one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies 1:00 a.m submitted ., Central Time, by the on Internet May 18, or 2010 telephone . must be received by Vote by Internet o Log on to the Internet and go to www.investorvote.com/CACC o Follow the steps outlined on the secured website. Vote by telephone o Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. o Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: 01 - Donald A. Foss 02 - Glenda J. Chamberlain 03 - Brett A. Roberts 04 - Thomas N. Tryforos 05 - Scott J. Vassalluzzo For Against Abstain 2. Ratify Credit the Acceptance selection Corporation’s of Grant Thornton Independent LLP as Registered Public Accounting Firm for 2010. B Non-Voting Items Change of Address - Please print new address below. Comments - Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below full Please title. sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. C 1234567890 J N T 5 1 D V 0 2 5 2 1 6 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND (STOCK#) 0165DA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - Credit Acceptance Corporation This Proxy is Solicited on Behalf of The Board of Directors For the Annual Meeting of Shareholders May 18, 2010 The undersigned hereby constitutes and appoints Charles A. Pearce and Brett A. Roberts, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote all the shares of Common Stock of Credit Acceptance Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on May 18, 2010 at 8:00 a.m., local time, and at any adjournments or postponements thereof, upon all matters properly coming before the meeting including, without limitation, those set forth in the related Notice of Meeting and Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2 ON THE REVERSE SIDE. In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 8, 2010 is unable to serve or, for good cause, will not serve. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 8, 2010, and the 2009 Annual Report to Shareholders, and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies. YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ACCOMPANYING ENVELOPE. (Continued and to be voted on reverse side.)